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                                                                   Exhibit 99.1


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
FROM:    WORK RECOVERY, INC.                   CONTACT:    Nancy Preble, Investor
         2341 South Friebus Avenue                         Relations
         Tucson, AZ  85713                     TEL.:       (520) 322-6634
         TRADING SYMBOL:  WORKE

         TEAM FOR NEW MANAGEMENT, L.L.C.       CONTACT:    Eileen Bradley
         601 Madison Street, Suite 200         TEL.:       (703) 683-1280
         Alexandria, VA  22314
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                                                          For Immediate Release

                    Work Recovery Announces Letter of Intent
                      Regarding Possible Change in Control

Tucson, AZ, January 3, 1996 -- The Board of Directors of Work Recovery, Inc. and the Team for New Management, L.L.C. jointly announced that they have entered into a letter of intent that contemplates a change in control of the Board of Directors and management of Work Recovery.

         Under the letter of intent, the parties intend to work together to structure the proposed change of control, including appointment or election of certain Team nominees to replace the existing Board, appointment of Ms. Dorcas Hardy (a member of the Team) as President and Chief Executive Officer, and retention of the Team to provide certain management services. The Team has filed with the SEC a preliminary proxy statement describing its qualifications, plans and proposed compensation and warrant package. Work Recovery would endorse the Team's proposals as part of revised proxy materials to be drafted cooperatively by the parties.

         As a condition to the contemplated change in control, the Team has undertaken a review (which must be to its satisfaction) of the business of Work Recovery. In that regard, Work Recovery has agreed to permit the Team confidential access to its records and personnel.

         Work Recovery also announced that its current Board of Directors is negotiating severance arrangements with three of its senior personnel, including Mr. Thomas Brandon. The letter of intent with the Team anticipates that the Team would support such severance arrangements if they do not exceed certain
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guidelines.  The guidelines reflect not more than one year's severance pay or other equivalent compensation, possible repricing of a portion of existing options to not less than $1.50, extending the term for exercise to up to two years from severance date, and cancellation of not less than 57.5% of the options currently held by each person (92% in the case of Mr. Brandon). If the change in control occurs, it is also contemplated that the Team would use its best efforts to cause Work Recovery not to pursue actions against current officers and directors other than in certain limited circumstances such as related to criminal misconduct, bad faith acts or breach of certain agreements.

         Work Recovery, Inc. is a Tucson-based provider of proprietary advanced rehabilitation technology with a national and international network of testing clinics.

         The Team for New Management, L.L.C. was formed to seek a change in control of Work Recovery.

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